   As filed with the Securities and Exchange Commission on __________, 2000.

                                                  Registration No. 333-________
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                  FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  NATIONAL BANCSHARES CORPORATION OF TEXAS
             --------------------------------------------------
             (Exact name of issuer as specified in its charter)

                          TEXAS                      74-1692337
             -------------------------------     ------------------
             (State or other jurisdiction of      (I.R.S. Employer
             incorporation or organization)      Identification No.)

              12400 Hwy. 281 North, San Antonio, Texas  78216-2811
              ----------------------------------------------------
              (Address of principal executive offices)  (Zip Code)

                   NATIONAL BANCSHARES CORPORATION OF TEXAS
                     1994 NONQUALIFIED STOCK OPTION PLAN
           NATIONAL BANCSHARES CORPORATION OF TEXAS 1995 STOCK PLAN
           --------------------------------------------------------
                          (Full title of the plans)

                               Morris D. Weiss
                   Senior Vice President, General Counsel
                  National Bancshares Corporation of Texas
                             12400 Hwy. 281 North
                         San Antonio, Texas 78216-2811
                                (210) 403-4219

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                         Proposed Maximum  Proposed Maximum
Title of Securities to    Amount to be    Offering Price      Aggregate          Amount of
     be Registered       Registered (1)    per Share (2)   Offering Price (2)  Registration Fee
-----------------------------------------------------------------------------------------------
Common Stock, par value      431,700         $14.8125       $6,394,556.25       $1,688.16
$.001 per share
-----------------------------------------------------------------------------------------------

(1) These 431,700 shares of Common Stock are registered hereby to be issued in connection with the Plans, plus such indeterminate number of additional shares of common stock as may be issuable by reason of the operation of the anti-dilution provisions of the options and stock awards.

(2) In accordance with Rule 457(h), computed upon the basis of the prices reported on AMEX on December 31, 1999. This price is used solely for the purpose of calculating the registration fee.

                              Page 1 of 12 Pages

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock have been sold or which deregisters any Common Stock then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

        (a) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed:

        Annual Report on Form 10-K for the year ended December 31, 1998

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above:

            1. Form 10-Q for the Quarter Ended March 31, 1999
               Filed: May 17, 1999

            2. Form 10-Q for the Quarter Ended June 30, 1999
               Filed:  August 16, 1999

            3. Form 10-Q for the Quarter Ended September 30, 1999
               Filed: November 15, 1999

            4. Form 10-K/A
               Filed: April 23, 1999

            5. Form 8-K
               Filed: April 23, 1999

        (c) See "Description of Registrant's Securities to be Registered" in the Registrant's Form 10-SB, as amended, including any amendment or report filed for the purpose of updating such information.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None.

                              Page 2 of 12 Pages

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        TEXAS STATUTES

        Article 2.02-1 of the Texas Business Corporation Act (the "Act") empowers a Texas corporation to indemnify any person who was, is, or is threatened to be made, a named defendant or respondent to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, because the person is or was a director of such corporation, and any person who, while serving as a director of such corporation, was serving at the request of such corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or enterprise. This indemnity may include judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification of a director is not permitted if the person is found liable for willful and intentional misconduct in the performance of his duty to the corporation, is found to be liable on the basis of the receipt of an improper benefit or is found liable to the corporation. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, bylaws, action of board of directors, a contract or required by common law. No indemnification shall be permitted if the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A Texas corporation is required to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named as a defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

        RESTATED ARTICLES OF INCORPORATION

             The Registrant's Restated Articles of Incorporation limits the liability of the Company's directors and provides for the indemnification of the Company's directors and officers under certain circumstances as follows:

             ARTICLE NINE

             A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability of such director for
             (1) a breach of such director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office; or
             (4) an act or omission for which the liability of such director is expressly provided by applicable statute.
             If the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act hereafter is amended to authorize further limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation of

                              Page 3 of 12 Pages
             the personal liability provided herein, shall be limited to the fullest extent permitted by the Texas Business Corporation Act, as amended, and the Texas Miscellaneous Corporation Laws Act, as amended.

             No amendment to or repeal of this Article shall apply to or have any effect upon the liability or alleged liability of any director of the corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

             ARTICLE TEN

             The corporation shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Texas Business Corporation Act, as presently in effect and as may be hereafter amended, and shall have the power to purchase and maintain liability insurance coverage fort those persons as and to the fullest extent permitted by the Texas Business Corporation Act, as presently in effect and as may be hereafter amended.

        BYLAWS

             Sections 1 and 2 of Article VIII of the Registrant's Bylaws provide for the mandatory indemnification of the Company's directors and officers under certain circumstances as follows:

                                   INDEMNITY

             Section 1. INDEMNIFICATION. The Company shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Act, as presently in effect and as may be hereafter amended, and shall have the power to purchase and maintain liability insurance coverage for those persons or make and maintain other arrangements on such persons' behalf as, and to the fullest extent, permitted by the Act, s presently in effect, and as may be hereafter amended.

             Section 2. INDEMNIFICATION NOT EXCLUSIVE. The rights of indemnification and reimbursement provided for in
             Section 1 of this Article VIII shall not be deemed exclusive of any other rights to which any such director or officer may be entitled under the Articles of Incorporation, any By-Laws, agreement or vote of shareholders, or as a matter of law or otherwise.

        EMPLOYMENT AGREEMENTS

             The employment agreement of Mr. Lustig provides for indemnification under certain circumstances as follows:

                              Page 4 of 12 Pages

             8. INDEMNIFICATION. To the fullest extent authorized or permitted by the laws of the State of Texas as from time to time is effect, the Company shall hold harmless and indemnify the Executive against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including, but not limited to attorneys' fees), incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, to which the Executive is made or is threatened to be made a party by reason of the fact that the Executive then is or was a director or officer of the Company or then serves or has served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company. To the fullest extent so permitted, the foregoing shall apply to actions by or in the right of the Company and shall in any actual or threatened proceeding require the Company to advance expenses on behalf of the Executive as said expenses are incurred.

             The employment agreement of Mr. Melson provides for indemnification under comparable circumstances except that the final sentence of the indemnification paragraph reads, in lieu of the final sentence of the paragraph above, as follows: "To the fullest extent so permitted, the foregoing shall in any actual or threatened proceeding require the Company to advance expenses on behalf of the Executive as said expenses are incurred."

        The employment agreement of Mr. Weiss provides for indemnification under comparable circumstances as Mr. Lustig.

        DIRECTOR AND OFFICER INSURANCE

        The Registrant also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

        4.1 Restated Articles of Incorporation and Statement of Relative Rights and Preferences of Preferred Stock (previously filed on March 2, 1995 with the Registrant's Amendment No. 1 to Form 10-SB).

        4.2 Bylaws of Registrant (previously filed on November 14, 1994 with the Company's Form 10SB).

        5.1 Opinion of Morris D. Weiss as to the legality of the Common Stock being registered (filed herewith).

                              Page 5 of 12 Pages

        23.1 Consent of Padgett, Stratemann & Co., L.L.P. (filed herewith).

        23.2 Consent of Morris D. Weiss (found in Exhibit 5.1).

        24.1 Power of Attorney (filed herewith).

        Powers of Attorney of directors and officers of Registrant are included on the signature pages hereof.

ITEM 9. UNDERTAKINGS.

        The Registrant undertakes the following:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if this Registration Statement is on Form S-3, S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              Page 6 of 12 Pages

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              Page 7 of 12 Pages

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on January 6, 2000.


                                  NATIONAL BANCSHARES CORPORATION
                                  OF TEXAS


                                  By: /s/ Marvin E. Melson
                                      -----------------------------------------
                                      Marvin E. Melson, Chief Executive Officer
                                      (Principal Executive Officer)


                                  NATIONAL BANCSHARES CORPORATION
                                  OF TEXAS


                                  By: /s/ Anne R. Renfroe
                                      -----------------------------------------
                                      Anne R. Renfroe, Chief Financial Officer
                                      (Chief Financial Officer and Principal
                                      Accounting  Officer)


                              Page 8 of 12 Pages

                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anne R. Renfroe and Morris D. Weiss, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                   Name and Title                  Date
      ---------                   --------------                  ----

/s/ Jay H. Lustig                 Chairman of the Board     January 5, 2000
-----------------------------
Jay H. Lustigof Directors

/s/ H. Gary Blankenship           Director                  January 5, 2000
-----------------------------
H. Gary Blankenship

/s/ John W. Lettunich             Director                  January 5, 2000
-----------------------------
John W. Lettunich

/s/ Charles T. Meeks              Director                  January 5, 2000
-----------------------------
Charles T. Meeks

/s/ Marvin E. Melson              Director                 January 5, 2000
-----------------------------
Marvin E. Melson

                              Page 9 of 12 Pages

                                EXHIBIT INDEX


Exhibit No.                Description                                      Page
-----------                -----------                                      ----
    4.1     Restated Articles of Incorporation and                             *
            Statement of Relative Rights and Preferences of
            Preferred Stock (previously filed on March 2,
            1995 with the Registrant's Amendment No. 1 to Form 10-SB).

    4.2     Bylaws of Registrant, (previously filed on                         *
            November 14, 1994 with the Company's Form 10-SB).

    5.1     Opinion of Morris D. Weiss as to the legality                     11
            of the Common Stock being registered (filed herewith).

   23.1     Consent of Padgett, Stratemann & Co., L.L.P.                      12
            (filed herewith)

   23.2     Consent of Morris D. Weiss (found in Exhibit 5.1).                 *

   24.1     Powers of Attorney of directors and officers                       *
            of Registrant are included on the signature pages hereof.


                              Page 10 of 12 Pages